Exhibit 10.22

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective as of January 1, 1999 (the “Effective Date”), by and between LUFKIN INDUSTRIES, INC., a Texas corporation (the “Company”), and DOUGLAS V. SMITH of Lufkin, Texas (the “Executive”).

WHEREAS, the Company wishes to continue the employment of the Executive as president and Chief Executive Officer of the Company, under the terms and conditions set forth herein;

WHEREAS, the Executive wishes to continue his employment under those terms and conditions; and

WHEREAS, the Company and the Executive (the “Parties”) previously entered into an Employment Agreement dated as of January 1, 1995 and they desire to amend and restate said Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other consideration mutually acknowledged, the Parties agree as follows:

1. Employment.

The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue his employment with the Company, for the term set forth in Section 2 below, in the positions and with the duties and responsibilities set forth in Section 3 below, at an office location in Lufkin, Texas or such other location as the Parties may mutually agree, and upon such other terms and conditions as are hereinafter stated.

2. Terms.

Subject to renewal as hereinafter provided in this Section 2, the amended term of the Executive’s employment with the Company (the “Term”) shall commence on the Effective Date and shall continue through the third annual anniversary of the Effective Date, unless sooner terminated in accordance with the terms and provisions hereinafter set forth. The Term shall be automatically renewed and extended for a period of twelve (12) months commencing on the first annual anniversary of the Effective Date and on each successive annual anniversary thereafter unless the Company shall give the Executive written notice, at least sixty (60) days prior to the first annual anniversary (or, if previously renewed and extended, at least sixty (60) days prior to any succeeding annual anniversary) of the Effective Date of this Agreement, of the Company’s desire not to renew this Agreement. The Executive shall, unless requested otherwise by the Company, remain in the employ of the Company during the entirety of the remaining Term.

3. Position and Duties.

(a)
During the Term, the Executive shall serve as President and Chief Executive Officer of the Company reporting directly to the Board of Directors of the Company. During the Term, the Company shall cause the Executive to be nominated for election as the Chairman of the Board of Directors of the Company and shall use its reasonable best efforts to secure such election.

(b)
While employed hereunder, the Executive shall devote his full business time and attention to the operations and activities of the Company, and shall not be employed by, consult with or otherwise render services to, any other business, except with the consent of the Board of Directors of the Company. The foregoing notwithstanding, the Parties recognize and agree that the Executive may engage in passive personal investments and other business, industry, civic and charitable activities that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties hereunder.

4. Compensation and Benefits.

(a)
Salary. The Company shall pay the Executive a base salary (“Salary”) at an annual rate of $360,000 (the “Base Rate”). Salary shall be payable in accordance with the Company’s payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review with the Executive the Salary during February of each year in the Term, and may adjust such Salary in its sole discretion, provided that such Salary shall never be at an annual rate less than the Base Rate.

(b)
Bonus. The Executive will have an opportunity to receive a bonus with respect to each year during the Term; provided, however, that the maximum annual bonus opportunity for each such year shall not be less than one hundred percent (100%) of the Executive’s Salary for the bonus year. The level or levels of the annual bonus for each year during the Term and the criteria for entitlement to such level or levels shall be reasonable and reflective of industry norms as shall be determined in good faith by the Company with the advice and counsel of competent compensation consultants of the Company’s choosing who shall currently review such data as may be available with respect to bonuses that are made available to similarly situated executives of companies that are in the same industry and are approximately the same size (based on sales) as the Company. The bonus for any bonus year during the Term shall be paid at the time bonuses for such year are generally paid under the Company’s bonus program and shall be in the form of a lump sum cash payment.

(c)
Stock Options. On the date of the first regular meeting of the Committee which occurs each calendar year during the Term, the Company shall grant the Executive a ten- year stock option under the Company’s 1990 Stock Option Plan or any successor or other plan maintained by the Company (“Stock Plan”). With respect to any Stock Plan under which the Executive is granted options to purchase shares of the Company’s common stock reserved thereunder at any time when such stock is publicly traded (i) on a national securities exchange on which such stock is listed or (ii) over the counter on an established market, prior to such time as options granted under the Stock Plan to the Executive are first exercisable, the Company shall register the interests in the Stock Plan and the shares of the Company’s common stock reserved thereunder under all applicable securities laws. On the date of the first regular meeting of the Committee in 1999, 2000, 2001 and any subsequent year during the Term, the Company shall grant the Executive an additional ten-year option under the Company’s Stock Plan (or any successor plan) to purchase a number of shares of the Company’s common stock not less than that number (rounded up to the next full number) which is equal to the Executive’s Base Rate on such grant date multiplied by 2.5 which product shall be divided by the fair market value of a share of common stock (as defined in the Stock Plan) on such date. Each option granted hereunder shall provide that it shall not terminate prior to the expiration of its ten-year term unless the Company terminates the Executive’s employment for Cause and no less than one-third of the Company’s common stock subject to the option shall be cumulatively exercisable on the date of the grant and on each of the succeeding two anniversaries so that after the second anniversary of the grant date of the option the Executive (or his representative or estate, as applicable) may exercise any unexercised portion of such option throughout the remainder of the option’s ten-year term. Subject to the preceding provisions of this Section 4(c), the form and other terms and conditions of such options shall be substantially as set forth in Exhibit A, “Lufkin Industries, Inc. Stock Option Agreement” attached to and forming a part of this Agreement.

(d)
Employee Benefit Programs. During the Term, the Executive shall be entitled to participate in all employee benefit programs of the Company as in effect from time to time and in which the Company’s senior executives are eligible to participate, provided that, with respect to all plans other than plans subject to nondiscrimination rules under Section 79, 105(h), 125, 129 or 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), any minimum service requirement shall be waived. In addition, the Company shall continue to maintain a nonqualified supplemental executive retirement plan (the “SERP”) in which the Executive shall continue to participate effective from and after the Effective Date and for the remainder of the Term, including any extensions thereof, with terms substantially the same as those set forth in the Lufkin Industries, Inc. Supplemental Retirement Plan attached hereto as Exhibit B.

(e)	Other Benefits. During his employment hereunder, the Executive shall be afforded each and every one of the following benefits as incidences of his employment:
(i)
Company automobile - the Company will provide to the Executive for his personal and business use a top-of-the-line automobile, and shall provide, or reimburse the Executive for, maintenance and insurance (liability and collision coverage insuring both the Company and the Executive and covering both business and personal use) for such automobile. Such automobile shall be owned or leased by the Company, and, if requested by the Executive, shall be replaced not less frequently than three (3) years after the date the automobile was provided to the Executive by the Company.

(ii)
Business and entertainment expenses - the Company will reimburse the Executive for, or pay on behalf of the Executive, reasonable and appropriate expenses incurred by the Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of the Executive’s wife accompanying the Executive on business travel.

(iii)
Club memberships - in addition to the other business and entertainment expenses reimbursable pursuant to item (ii) above, the Company shall pay membership fees, dues and assessments for (a) one country club located in Angelina County, Texas, to be selected by the Executive, (b) one luncheon club located in Houston, Texas, to be selected by the Executive, and (c) such other luncheon or country club memberships as the Board of Directors of the Company may deem to be justified by business usage.

(iv)
Annual physical examination - the Company shall pay for the cost of an annual physical examination to be conducted by a doctor or clinic of the Executive’s choosing in Houston, Texas or in Lufkin, Texas.

(v)
Life insurance - the Company will provide, or cause to be provided, to the Executive, at no cost to the Executive, term life insurance coverage equal to twice the Executive’s Salary. Proceeds of such insurance shall be payable to a beneficiary to be designated in writing by the Executive.

	(vi)	Tax preparation expenses - the Company will reimburse the Executive for expenses incurred by him in connection with the preparation of his federal income tax return up to a maximum of $3,000 per year.

5. Termination of Employment.

The Executive’s employment is subject to termination during the Term only as provided in this Section 5.

5.1 Death or Disability.

If the Executive’s employment is terminated due to his death or total disability, as determined under the Company’s applicable long-term disability plan, then:

(i)	The Executive (or his estate) shall be entitled to receive salary and benefit coverages for a period of six months from and after the date of termination of employment; and
(ii)
The Executive (or his estate) shall be entitled to a bonus payment for the year in which termination occurs equal to the bonus amount paid or payable by the Company to the Executive for the immediately preceding bonus year prorated to reflect the actual number of full weeks worked during the year in which the Executive’s employment terminates; and

(iii)	The Executive (or his estate) shall be entitled to the pension provided under the SERP as described in Section 4(d) above.

5.2 Termination by the Company without Cause.

The Company may terminate the Executive’s employment at any time without Cause as such term is defined in Section 5.3 below, in which case:

(i)
The Executive shall be paid a lump sum cash payment, payable within 30 days of his termination of employment, equal to the total Salary which would have been paid to him under this Agreement for the remainder of the Term, based on a Salary rate equal to the greater of (A) the rate in effect on the Effective Date, or (B) the rate in effect on termination of his employment; and

(ii)
The Executive shall be entitled to a lump sum payment, payable within 30 days of his termination of employment, equal to the amount of annual bonuses which would have been paid to him under this Agreement for the remainder of the Term based upon the bonus rate per annum that is equal to the bonus paid or payable by the Company to the Executive for the immediately preceding bonus year; and

(iii)	The Executive shall be entitled to the pension provided under the SERF as described in Section 4(d) above;

(iv)
Benefits (as described in Sections 4(d), other than the pension provided under the SERF that are payable upon termination of employment, and 4(e) above) shall continue to be provided to the Executive by the Company during the period of Salary continuation described in item (i) above as if the Executive’s employment had continued for the remainder of the Term; provided, however, that to the extent any such benefit cannot be continued as a matter of law during the remaining period of the Term because the Executive is no longer employed by the Company, the Company shall pay the Executive an amount equal to the economic value of such benefit at the same rate or level and at the same time as such benefit was provided or available at the time the benefit was required as a matter of law to be discontinued because the Executive ceased to be employed by the Company and; provided, further, that any such benefit shall be discontinued, if earlier, on the date that the Executive becomes entitled to coverage for a substantially equivalent rate or level of a comparable benefit as a result of his employment by a successor employer.

5.3 Termination by the Company for Cause.

If the Company terminates the Executive’s employment for Cause, as defined in this Agreement, the Executive shall be entitled only to Salary, and any benefits, accrued as of the effective date of termination. Any other benefits shall be determined under applicable plans, programs or other coverages of the Company. For purposes of this Agreement, the term “Cause” shall mean:

(i)	the Executive’s conviction for, or plea of nolo contendere to, a felony; or
(ii)
the commission by the Executive of an act involving fraud or intentional dishonesty, which act is intended to result in substantial personal enrichment of the Executive at the expense of the Company or any of its subsidiaries; or

(iii)	the Executive’s material breach of any material provision of this Agreement which remains uncorrected for 30 days after written notice and an opportunity to correct; or
(iv)
the Executive’s knowing and willful misconduct in the performance of his duties, which continues for 30 days after written notice from the Company and which results in material injury to the reputation, business or operation of the Company or any of its subsidiaries.

The existence of “Cause” shall be determined by an affirmative vote of not less than two- thirds of the members of the Board of Directors of the Company. If the requisite affirmative vote by two thirds of the members of the Board of Directors of the Company is not obtained, any termination of the Executive’s employment by the Company shall be deemed to be a termination by the Company without Cause.

5.4  Voluntary Termination by the Executive Without Good Reason.

The Executive may terminate his employment at any time without Good Reason (as such term is defined in Section 5.5 below) on 30 days written notice, in which case the Executive shall be entitled only to his Salary earned through the effective date of termination and any benefits accrued as of the effective date of termination as determined under applicable plans, programs or other coverages of the Company.

5.5 Termination of the Executive for Good Reason.

In the event the Executive’s employment by the Company is terminated by the Executive for Good Reason, as defined in this Section 5.5, such termination shall be deemed to be a termination by the Company of the Executive’s employment without Cause, as such term is defined in Section 5.3 above, in which case the Executive shall be entitled to the benefits described in Section 5.2 of this Agreement. For purposes of this Agreement, the term “Good Reason” shall mean any one of the following shall have occurred and shall not been corrected within thirty days following written notice by the Executive to the Company:

(i)
the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company; or any affiliate which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(ii)
any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith which is remedied by the Company promptly after receipt of written notice thereof given by the Executive; or

(iii)
the Company’s requiring the Executive to be based at any office or location other than that described in Section 1 hereof, except for travel reasonably required in the performance of the Executive’s responsibilities; or

(iv)	any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement.

For purposes of this Section 5.5, any good faith determination of “Good Reason” made by the Executive shall be final and binding upon the Parties, unless, within thirty days following the Executive’s providing written notice to the Company under the first sentence of this Section 5.5, not less than two-thirds of the members of the Board of Directors of the Company affirmatively votes not to confirm the Executive’s determination that such termination is for Good Reason. If two-thirds of the members of the Board of Directors of the Company affirmatively vote not to confirm the Executive’s determination that such termination is for Good Reason, any termination by the Executive of his employment by the Company shall be deemed to be a termination by the Executive without Good Reason.

6. Non-Competition.

During the term of his employment hereunder, and, for the period extending to the first anniversary of his termination of employment for any reason other than termination of the Executive’s employment by the Company without Cause or termination of the Executive’s employment by the Executive for Good Reason (the “No-Compete Period”), the Executive shall not, directly or indirectly, manage, control, participate in, consult with, render services to, or in any manner engage in any pumping unit or gear manufacturing business (the “Subject Businesses”) with (any such action to be referred to as an “Association” with) any person, corporation, partnership, trust or other business organization (any such person or entity to be referred to as a “Person”) if such business is directly competitive with the Subject Businesses of the Company; provided, however, that the foregoing shall not restrict the Executive from having an Association with a Person that is engaged in the Subject Businesses so long as the Executive is not personally involved in a material respect in the Subject Businesses of such Person, it being understood that an indirect supervisory role of a Subject Business and other businesses of such Person shall not constitute involvement in a material respect. If any court having jurisdiction determines that the provisions of this Section 6 are not enforceable to the fullest extent, because of the provisions as to the time period, the geographical area or the scope of activity covered, the Parties agree that such court may narrow any such provision as the court deems necessary to enforceability, and this Section 6 shall be enforced as so narrowed.

The Executive acknowledges that monetary damages would not constitute an adequate remedy for the Company in the event of a breach of this Section 6, and he therefore agrees that the Company shall be entitled to injunctive or other equitable relief for the enforcement hereof. However, in no event shall an asserted violation of the provisions of this Section 6 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

7. Confidential Information.

The Executive shall not, at any time, except in good faith in the performance of his duties for the Company, divulge any trade secrets or other proprietary or confidential information concerning the accounts, business or affairs of the Company, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge other than by acts of the Executive in violation of this Agreement (except such information as is required by law or legal process to be divulged, in which case he shall give the Company prompt notice of such required disclosure and use his reasonable best efforts, in cooperation with the Company, to defend against any such required disclosure). However, in no event shall an asserted violation of the provisions of this Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

8. Indemnification.

8.1 If at any time the Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Company shall indemnify the Executive and hold him harmless against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by law.

8.2 Expenses (including attorneys’ fees) incurred by the Executive in appearing at, participating in, or defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Executive to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified.

8.3 All claims for indemnification under this Agreement shall be asserted and resolved as is set forth below in this Section 8.3.

(a)
The Executive (i) shall promptly notify the Company of any third-party claim or claims asserted against him (“Third Party Claim”) that could give rise to a right of indemnification under this Agreement and (ii) shall transmit to the Company a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of his request for indemnification under this Agreement.

(b)
Within 30 days after receipt of any Claim Notice (“Election Period”), the Company shall notify the Executive (i) whether the Company disputes its potential liability to the Executive under this Section 8 with respect to such Third Party Claim and (ii) whether the Company desires, at its sole cost and expense, to defend the Executive against such Third Party Claim by any appropriate proceedings, which proceedings shall be prosecuted diligently by the Company to a final conclusion or settled at the discretion of the Company in accordance with this Subsection 8.3(b). The Company shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Executive is hereby authorized, at the Company’s sole cost and expense (but only if he is actually entitled to indemnification hereunder or if the Company assumes the defense with respect to the Third Party Claim), to file, during the Election Period, any motion, answer or other pleadings which he shall deem necessary or appropriate to protect his interests or those of the Company and not prejudicial to the Company. If requested by the Company, the Executive agrees, at the Company’s sole cost and expense, to cooperate with the Company and its counsel in contesting any Third Party Claim that the Company elects to contest, including without limitation, through the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Executive may participate in but not control, any defense or settlement of any Third Party Claim controlled by the Company pursuant to this Section 8.3 and the Company shall bear his costs and expenses with respect to such participation.

(c)
If the Company fails to notify the Executive within the Election Period that the Company elects to defend the Executive pursuant to Subsection 8.3(b), or if the Company elects to defend the Executive pursuant to Subsection 8.3(b) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Executive shall have the right to defend, at the sole cost and expense of the Company, the Third Party Claim. The Executive shall have full control of such defense and proceedings; provided, however, that the Executive may not enter into, without the Company’s consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Company has delivered a written notice to the Executive to the effect that the Company disputes its potential liability to the Executive under this Section 8, and if such dispute is resolved in favor of the Company by final, nonappealable order of a court of competent jurisdiction, the Company shall not be required to bear the costs and expenses of the Executive’s defense pursuant to this Section 8 or of the Company’s participation therein at the Executive’s request, and the Executive shall reimburse the Company promptly in full for all costs and expenses of such litigation. The Company may participate in, but not control, any defense or settlement controlled by the Executive pursuant to this Section 8.3(c), and the Company shall bear its own costs and expenses with respect to such participation.

(d)	The indemnification provided by this Section 8 shall apply whether or not the negligence of a party is alleged or proved.

9. Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

10. Assignability; Binding Nature.

This Agreement is binding upon, and shall inure to the benefit of; the Parties hereto and their respective successors, heirs, administrators, executors and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive except that (i) his rights to compensation and benefits hereunder, which rights shall remain subject to the limitations of this Agreement, may be transferred by will or operation of law, and (ii) his rights under employee benefit plans or programs as referred to in Section 4, above, may be assigned or transferred in accordance with such plans or programs. No rights or obligations of the Company under this Agreement may be assigned or transferred except that such rights or obligations may be assigned or transferred by operation of law in the event of a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

11. Effect of Agreement.

This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto. However, the Parties acknowledge having entered into a Severance Agreement as of January 16, 1993 (the “Severance Agreement”), and it is understood that such Severance Agreement is independent of this Agreement. In the event of a Change in Control of the Company, as defined in the Severance Agreement, then, notwithstanding any other provision hereof; this Agreement shall terminate and be superseded by the Severance Agreement.

12. Amendments and Waivers.

This Agreement may not be modified or amended except by a writing signed by both Parties. A Party may waive compliance by the other Party with any term or provision of this Agreement, or any part thereof; provided that the term or provision, or part thereof; is for the benefit of the waiving Party. Any waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof; being waived, or as to any other term or provision of this Agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

13. Mediation and Legal Actions.

If a dispute arises out of or related to this Agreement or its breach arid if the dispute cannot be settled through direct discussions, then the Company and the Executive agree first to endeavor to settle the dispute in an amicable manner by mediation, under the applicable provisions of Sec. 154.001 et seq. Texas Civil Practices & Remedies Code, as supplemented by the mediation rules of the American Arbitration Association, before having recourse to any other proceeding or forum. If any Party to this Agreement brings legal action to enforce the terms of this Agreement against another Party to this Agreement, except as may otherwise be ordered by the court or other forum, each such Party shall be liable for his or its own expenses incurred in such legal action including costs of court or other forum and the fees and expenses of counsel.

14. Notices.

Any notice given hereunder shall be in writing and shall be deemed given when delivered personally or by courier, or five days after being mailed, certified or registered mail, duly addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently provide:

To the Company:	Lufkin Industries, Inc. 601 South Raguet Lufkin, Texas 75901 Attn: Secretary
with a copy to:	________________ Andrews Kurth, LLP ________________ ________________
To the Executive:	Mr. Douglas W. Smith 2210 Copeland Street Lufkin, Texas 75901

15. Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

16. Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17. References.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries.

18. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE PRINCIPLES OF CONFLICTS OF LAW.

19. Legal Fees.

The Company promptly shall reimburse the Executive for all of his reasonable legal fees and expenses incurred in connection with the negotiation and documentation of this Agreement.

20. Mitigation.

In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

21. Headings.

The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22. Counterparts.

This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective for all purposes as the date first written above.

LUFKIN INDUSTRIES, INC.
By:	/s/ C. J. Haley, Sr.
Name:	C. J. Haley, Sr
Title:	Secretary/Treasurer
EXECUTIVE
By:	/s/ Douglas V. Smith
Name:	Douglas V. Smith
Title:	President/Chief Executive Officer